Exhibit 14.1

CODE OF BUSINESS CONDUCT

HEALTHWAYS SHARED VALUES

Trust and be trustworthy Respect those with whom we interact
Be responsible for our individual commitments Support each other to maximize our collective success Collaborate for best solutions
Pursue excellence in all of our endeavors Strive for health in mind, body and spirit

Introductory Letter from our CEO

Dear Fellow Colleagues:

At Healthways we are, as our Shared Values state, in pursuit of excellence in all our endeavors. One of those endeavors is our commitment to legal compliance and ethical conduct. We have an Enterprise Risk Management Committee ("ERMC") staffed by senior management to assist me in the oversight of enterprise risk and compliance. We have eliminated the concept of a Code of Conduct officer and established our CFO and General Counsel as co-chairs of the ERMC and asked them to serve as the Company's compliance officers. Together they will work to address the ever-changing compliance requirements of our business and update the Audit Committee of our Board of Directors on risk-related matters. We have also revised the Employee Handbook, and we have revised our Code of Business Conduct.

The new Code of Business Conduct is more concise. Some of its former content that addressed individual colleague behavior has found a new home in the Healthways Colleague Handbook. We have streamlined the mechanisms for reporting potential incidents and clarified responsibilities consistent with our new ERMC structure. The new Code is relevant, up to date and addresses the increasing breadth of our business. The Code will help ensure we retain our position as the leader in well-being without sacrificing our standards of quality, business service and ethical behavior.

Since our inception, we have built our business reputation on our character, and our Shared Values, each of which is reflected in how well we live them as individuals and as a Company. Our continued success depends on each of us doing our part to uphold these values in our day-to- day work and in all decisions we make.

Healthways competes vigorously with our competitors to achieve business success, but it is critical for each of us to understand that we must be concerned with more than just results. It matters how those results are achieved. By living our Shared Values, we have created an atmosphere of trust and cooperation, whether at our world headquarters in Franklin, Tennessee, or our operations in Sydney, Australia. We will not tolerate conduct designed to achieve results through illegal or unethical means anywhere in the world.

I cannot emphasize enough that each of us is responsible for our own conduct, for learning and understanding the policies and standards that apply to us and our actions.

If you have questions about any Healthways policy or if you have questions about the propriety of your own or a fellow colleague's conduct, you must report your concerns to your manager, the Healthways Legal Department, or the ERMC. If you wish, you may report your concerns anonymously, where local law allows, via the Code of Conduct Hotline at 866.225.0836. In addition, if your concerns relate to financial or accounting issues, you may report these matters

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directly to our Audit Committee via the Accounting Concerns Hotline at 888.253.5759. I am committed to creating an environment that supports open communication, and provides each of you the means to report known or suspected violations without fear of reprisal. All Healthways managers are responsible for creating such an environment and setting the standards of integrity and trust.

Please review the Code of Business Conduct carefully, and use it as a reference tool. As we continue to grow, this Code will be a source of support in maintaining Healthways' integrity and character.

Thanks to all of you for making Healthways a company of great results and great character.

Sincerely,

/s/ Ben R. Leedle, Jr.
Ben R. Leedle, Jr.
President & Chief Executive Officer

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Table of Contents

HEALTHWAYS SHARED HEALTHWAYS SHARED VALUES	i

Introductory Letter from our CEO	ii
Table of Contents	iv
General Standards of Conduct and the Code	1
What is the "Code of Business Conduct"?	1
Reporting Concerns	2
How do I report a violation of the Code?	2
What can I expect if I make a report?	2
Are there penalties if I violate the Code?	2
Are there waivers to the Code?	3
Business and Financial Records and Transactions	3
Accuracy of Healthways' Books and Records	3
Deficiencies in Internal Controls for Financial Reporting	4
Trading in Healthways Securities	4
Inquiries from Third Parties	4
Insider Trading	4
Trading Window for Officers and Directors	5
Anti-Hedging Policy	6
Fair Dealing with Healthways	6
Appropriate Use of Healthways Proprietary Information and Assets	6
Privacy	7
Fair Dealing with Customers, Participants and Competitors	7
Fair Competition	7
Payments for Referrals	8
Kickback and Patient Referral Activities	8
Payments or Gifts from Other Health Care Providers	8
Medical Director Agreements	9
Fraud Waste and Abuse	9

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Conflicts of Interest	10
Improper Personal Benefits from Healthways	10
Corporate Opportunities	10
Financial Interests	11
Business Courtesies	11
Outside Employment and Associations	11
Working with Governments and Dealings with Foreign Countries	11
Political Contributions	12
Anti-Bribery	12
Foreign Corrupt Practices Act	13
Anti-Boycott Laws	14
U.S. Trade Sanction and Export Control Laws	14
Acknowledgement	16

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General Standards of Conduct and the Code

Our ethical conduct is essential and contributes significantly to the ultimate success of Healthways, Inc. (the "Company"). Ethical conduct can be described in numerous ways, but includes all of the following:

•	Doing the right thing, not necessarily the expedient thing
•	Acting in the best interests of the Company's shareholders
•	Telling the truth
•	Keeping our word

What is the "Code of Business Conduct"?

The Code of Business Conduct (the "Code") describes the Company's worldwide business conduct standards. These standards flow from applicable laws, best business practices and our Shared Values. They are applicable to colleagues at all levels, in all of our domestic and international locations, as well as the Company's Board of Directors. Accordingly, any reference to "colleague" in this Code includes employees, as well as non-employee members of the Company's Board of Directors.

It is important to our customers that colleagues conduct business in a legal and ethical manner. An important component of the Company's success has been a commitment to the highest standards of ethical behavior and compliance with applicable laws and regulations. Therefore, each colleague must review and understand the principles contained in this Code and its application to their duties and responsibilities. The Code does not describe all laws, regulations or internal policies. Rather, it provides guideposts for day-to-day conduct upon which colleagues, customers, shareholders, health care and business communities and regulatory authorities will judge our integrity. Each colleague is responsible for assuring compliance with this Code. It is important that colleagues respect and commit to follow the standards set forth in it.

Questions to Ask Yourself When Considering a Course of Conduct
Am I dealing with this problem in a truthful and honest manner?
Would my actions be consistent with the Code?
Would my actions be legal? Ethical?
Would my actions protect Healthways' reputation as an ethical company?

If the answer to any of these questions is less than an unqualified "yes" then reconsider the contemplated course of action, and seek guidance since the Code cannot capture every situation that might be encountered while working at Healthways. When in doubt, ask for assistance from any one of the following: your manager, the Legal Department, or the ERMC.

In addition to the information contained in this Code, it is important to note that Healthways has additional policies and procedures such as those contained in the Healthways Colleague Handbook. Each of us is responsible for knowing and complying with all such policies and procedures.

Reporting Concerns

How do I report a violation of the Code?

•
You must report potential violations of the Code. You can do so anonymously, where local law allows, by contacting the Code Hotline at 866.225.0836 or by reporting online at https://secure.ethicspoint.com. The Code Hotline is maintained by an independent third-party and is available 24 hours every day. International dialing instructions are available on the website and translators are available if needed.

•
You may report potential violations of the Code in connection with the Company's business activities to the ERMC by directing communications to the General Counsel or another member of the Legal Department.

•
You may report violations regarding accounting activities and/or the financial records of the Company by contacting the Accounting Concerns Hotline at 888.253.5759. This line is maintained by the Audit Committee of the Company's Board of Directors.

What can I expect if I make a report?

The Company takes all reports of potential Code violations seriously, and colleagues should feel free to make reports without fear of retaliation. Any retaliation against a colleague who sincerely raises an issue is a violation of the Code. Raising a concern in good faith, or participating in an investigation, cannot be the basis for any adverse employment action, including separation, demotion, suspension, loss of benefits, threats, harassment or discrimination.

Colleagues who raise a concern or provide information related to an investigation, must be treated with courtesy and respect. Attacks of retaliation must be reported as a violation of the Code.

The Company is committed to the confidential treatment and investigation of each incident that is reported. Confidentiality will be maintained to the fullest extent possible, consistent with the Company's need to conduct an adequate review, and the requirements of applicable law.

Are there penalties if I violate the Code?

Yes. Violations of the standards contained in this Code or in other Company policies and procedures, whether resulting from carelessness or intentional actions, put the Company and its reputation at risk. The ERMC and/or the Company's Audit Committee may determine appropriate actions in the event of a Code violation, which may include disciplinary action and reporting to senior management of the Company and the Board of Directors.

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Doing any of the following may subject colleagues to disciplinary action, up to and including termination from employment:

(a)	Violating the law, the Code, or acting against legal advice from the Company's Legal Department or a directive from the ERMC;

(b)	Intentionally concealing information about your own or another colleague's acts or omissions with respect to any of the matters listed in Item (a) above; or

(c)	Threatening or engaging in retaliation against a colleague who reports a suspected violation of law or the Code.

In addition, violations of the law may expose you (and Healthways) to civil and/or criminal penalties, including prison terms and fines, against which the Company may not be able to or willing to protect you.

Are there waivers to the Code?

Waivers of the Code are rarely, if ever, granted. They are only granted by the ERMC and/or the Audit Committee of the Company's Board of Directors or, in the case of officers and directors, the full Board of Directors. Therefore, you should give serious consideration before submitting any such request. If a waiver of the Code is granted, the Company may be required to make public disclosures if mandated by law.

Business and Financial Records and Transactions

Accuracy of Healthways' Books and Records

Federal law requires that the Company maintain adequate controls to assure that the information set forth in books and records (including financial records, expense reports, time-worked reports, customer and vendor contracts, and personnel-related documents completed by colleagues) is accurate, timely and complete. The deliberate falsification of Company contracts, reports or records is a serious and direct violation of the Code and, perhaps, the law. Falsification of records consists of altering, fabricating, falsifying, forging or deliberately omitting any part of a document, contract or record for the purpose of gaining an advantage, or misrepresenting the value of the document, contract or record.

Colleagues must ensure that all disclosures in our periodic reports and submissions filed with the Securities and Exchange Commission ("SEC") and other public communications are full, fair, accurate, timely and understandable. Accordingly, it is our duty to promptly bring to the attention of the ERMC any information that could materially affect the disclosures made by Healthways in its public communications.

Colleagues who are responsible for recording transactions or events into the Company's records may not intentionally delay them, or intentionally record incorrect, incomplete or misleading information  about  any transaction  or event.  Other colleagues who are not  responsible for

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recording transactions or events must ensure that all information submitted for recording is timely, accurate and complete.

Do	Don't
Report in PeopleSoft only the time worked by yourself or a colleague.	Falsify data or create false data, including customer- related data and outcomes.
Make truthful and honest entries in the Company's records and any public record.	Falsify work hours, expenses or other work-related reports.
Report vendor payments on the date on which they were made.	Falsify payments from a vendor to meet budgeting requirements.

Deficiencies in Internal Controls for Financial Reporting

Creating and complying with the Company's internal controls for financial reporting is every colleague's responsibility. Any concerns or information about significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize or report financial data should be promptly reported to the Audit Committee. In addition, any fraud, whether or not material, involving Company assets, contracts or colleagues must be immediately reported to the Audit Committee.

Trading in Healthways Securities

Healthways' colleagues may not use or assist others in using non-public information about the Company or its business partners to profit in the stock market.

Inquiries from Third Parties

It is our policy that all requests for information regarding the Company from investors, investment analysts, stockholders and others, must be referred to the Director of Investor Relations. Except as specifically authorized, colleagues may not respond to any questions posed by these third parties, but rather should politely refer them to our Vice President of Investor Relations. These rules do not apply to inquiries from customers or potential customers relating to relevant business operations that we receive in the ordinary course of business.

Insider Trading

Colleagues may come to know information about Healthways or its business partners before it is disclosed to the public. This information is often called "inside" or "material, non-public" information. According to securities laws, information is considered "material" if it would influence an investor to buy, sell or hold the securities of the company about which the information relates. The information is "non-public" until it has been fully disclosed to the public, and three business days have passed to permit the securities market to absorb the information.  Common examples of information that would be regarded as material include

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unreported earnings information, news of the pending or actual signing of a significant contract, news of a pending or actual loss of a significant contract for business, the instigation of new litigation, news of changes in senior management, or news of a pending acquisition or merger.

Because the Company is a publicly traded company, we are obligated to understand and comply with the laws that relate to the use of inside information. In general, these laws prohibit colleagues buying or selling the Company's stock if they possess material, non-public information regarding the Company, a practice known as "insider trading." Insider trading is a violation of Healthways' Code and the law.

Securities laws dictate that colleagues also refrain from "tipping." Tipping occurs when a person who has material inside information discloses it to another person, such as a family member or friend, who then buys or sells securities based upon that information. In such a situation, the person disclosing the information may be liable for violating securities laws, even if he or she did not personally make a trade or profit from the activity.

If you have any questions or concerns about insider trading or a suspicious trade, you should immediately report the information to the CFO or General Counsel.

Trading Window for Officers and Directors

The Company limits the time period during which officers and directors may trade in Company stock. These "trading windows" are designed to allow for adequate dissemination of material inside information to the public before officers and directors may buy or sell Healthways stock or initiate trading plans to buy or sell such stock. The trading window begins on the third business day following the day that Healthways has made a public announcement of material information (including an earnings release) and continues for fifteen business days. Thus, if a material announcement is made on a Monday, Thursday would be the first day on which a trade could be made. It is important to note that anyone in possession of material, non-public information that has not been publicly disclosed for three business days, must not trade in Company securities even if a "trading window" is open.

For Company officers and directors, Healthways allows for future trades pursuant to a binding contract, trading instruction or written plan for trading adopted when the officer or director is not aware of material non-public information. All such plans must be described in writing, must satisfy applicable legal requirements and must be approved in advance by the CFO or the General Counsel. In addition, the officer or director wishing to trade under such a plan must have:

•	Entered into a binding contract to trade; or
•	Instructed a third-party to trade the stock; and in either case
•	Adopted a written plan for trading at a time when not possessing material inside information.

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In addition, the plan must:

•	Specify the price and amount of stock to be traded and the date or period during which the trading should occur; or
•	Contain a formula or algorithm for trading; and in either case
•	Restrict subsequent influence over trading by the officer or director.

In certain limited circumstances, the officer or director may be required to suspend a trading plan, if requested by the Company to avoid conflicts with the timing of certain business activities.

In addition, directors and certain officers must also comply with the provisions of federal securities laws regulating sales, short-swing (six months) liability provisions. They may also be subject to the Section 16 reporting requirements of the SEC. If you have any questions, please contact the CFO or the General Counsel.
Anti-Hedging Policy

Healthways considers it inappropriate for any employee or director to hedge or monetize transactions to lock in the value of his/her Company stock holdings. Such transactions, because they allow the holder to own Company securities without the full risks and rewards of ownership, potentially separate the holder's interests from those of other Company stockholders. Healthways employees and directors may not engage in any derivative transactions of Company securities, including put options, call options, prepaid variable contracts, equity swaps, collars, or exchange funds. Healthways employees and directors may not sell short any Company securities.

Fair Dealing with Healthways

Appropriate Use of Healthways Proprietary Information and Assets

Our continued success depends on our ability to safeguard Healthways' proprietary information. "Proprietary Information and Assets" refers to all trade secrets, confidential information and all other knowledge, information, documents or materials that are owned, developed or possessed by Healthways and are not generally known to the public. This information may include identities of customers and prospective customers, identities of individual contacts who work for customers, models and strategies, contract formats, business plans and related operation methodologies, financial information or measures, databases, computer programs, treatment protocols, operating procedures and organizational structures.

Each colleague must carefully consider any action that could inappropriately divulge Proprietary Information and Assets, including actions that have the potential to interfere with the ownership rights of the Company, including transferring, licensing or assigning proprietary information, patents, copyrights or trademarks. In addition, we may not permit Proprietary Information and Assets to be used by an outside party in a manner that is not in the ordinary course of the

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Company's business unless this use is pursuant to the terms of a contract which has been approved in writing by our CEO or CFO.

All proprietary information created or possessed by colleagues while employed by Healthways is the property of Healthways. It must be returned to the Company when employment ends.

Privacy

All colleagues must respect others' privacy, as well as that of our customers and their members. To do so, colleagues must handle personal data responsibly and in compliance with all applicable privacy laws. Those who handle the personal data of others must:

•	Act in accordance with applicable law;
•	Act in accordance with any relevant contractual obligations;
•	Collect, use and process such information only for legitimate business purposes;
•	Limit access to the information to those who have a legitimate business need to know; and
•	Take precautions to prevent the unauthorized disclosure of the information.

Refer to the HIPAA Privacy Policy located on @healthways or contact the Privacy Office if you have additional questions or concerns regarding privacy matters.

Fair Dealing with Customers, Participants and Competitors

Healthways places great value on partnerships with its customers, suppliers, participants and their families, and requires that each of these constituencies be treated with fairness and integrity. This means not providing any customers or suppliers an unfair advantage over another, or making false or misleading statements about Healthways' products or services to secure a business relationship.  This same level of integrity applies to all dealings with competitors.

Fair Competition

Healthways competes fairly and complies with all related laws in all locations where it does business. These laws are often complex, and vary from country to country. Remember, conduct that is permissible in one country may not be lawful in another. When in doubt, colleagues should contact the Legal Department for guidance.

Healthways competes ethically and legally in the global marketplace. At no time may colleagues engage in activities that unfairly limit free trade or competition. In order to compete fairly, colleagues must follow the antitrust and competition laws in the countries where Healthways does business. These laws are designed to preserve a fair and level playing field for all businesses by prohibiting formal and informal agreements and practices that improperly restrain trade. To comply with these laws, colleagues may never discuss with competitors activities that may restrain trade, such as price fixing, bid rigging, or improperly dividing or allocating markets, territories or customers, or enter into formal or informal agreements with suppliers, distributors or customers that may improperly restrict competition.

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Colleagues are cautioned to exercise particular caution when discussing any of these topics, especially when attending industry association meetings. If a discussion ensues regarding a prohibited topic, you should stop the conversation immediately and report it to the Legal Department. Questions regarding antitrust and competition laws should be directed to the Legal Department.

Payments for Referrals

Colleagues may not pay anyone for referrals to participate in Healthways' programs that violate applicable law. Any payments made by Healthways to physicians or to other potential referral sources must be made solely in exchange for the fair value of services provided by the referral source. Similarly, in circumstances where the Company is in a position to make referrals to physicians, health professionals or other health care facilities, these referrals must be made on the basis of what is best for the program participant, as limited by utilization review criteria and case management standards in customer contracts. All such referrals must be made without regard to the value or volume of referrals any such physician, health professional or other health care facility has made or may make to Healthways.

Kickback and Patient Referral Activities

In the United States, federal and state laws prohibit "kickback" activities within the health care field. Healthways requires compliance with these laws. This prohibition is broad and includes any circumstance in which someone attempts in any manner to buy or sell any Medicare, Medicaid, TriCare or government-sponsored program. Any violation of this law can expose Healthways and the colleague and customer involved to significant penalties including substantial fines and exclusion from participation in Medicare or Medicaid health care programs. In addition, any person participating in these "kickback" activities is subject to potential criminal prosecution. Healthways prohibits kickbacks and other types of referral fees described herein, and any such fees, where specifically permitted under local written law, may not be agreed to or paid without obtaining the prior written consent of the Legal Department.

Because many of the provisions of the laws regarding kickbacks and payment for referrals are very broad and technical, it is important that all contracts with customers (including any contract amendments affecting changes in payment terms or services to be provided), be reviewed and approved in writing by the Legal Department prior to execution to assure compliance with these laws.  For additional guidance and answers to specific questions, contact the Legal Department.

Payments or Gifts from Other Health Care Providers

Colleagues may not accept or solicit payments or gifts, including personal entertainment from health care providers, such as physicians, pharmaceutical companies, medical supply companies, hospitals or home health care companies in exchange for referrals to the entity providing the payment of its affiliates. There may be circumstances when health care providers to whom we may refer program participants make payments to Healthways in return for services provided by Healthways or in sponsorship of Healthways events. In these circumstances it is important that these payments are:

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•	Of fair value in exchange for services provided by Healthways;
•	Made to Healthways or to the customer and not to a Healthways colleague; and
•	Approved in writing by the ERMC.

Medical Director Agreements

Medical Director or Physician Advisory Agreements must be for administrative or clinical services reasonably needed by Healthways, such as those to increase the quality or efficiency of delivery of services or to comply with licensure, certification or accreditation standards. Medical Director and Physician Advisory Agreements, as well as amendments to these agreements must:

•	Be in writing;
•	Clearly define the physician's duties and obligations;
•
Reflect consideration for services based upon a reasonable, fixed, fair market rate of compensation based on time spent in the performance of the duties without regard to the value or volume of any referrals by the physician to the Healthways operation; and

•	Be in a form approved by the Legal Department.

It is also mandatory that physician time records be appropriately maintained to document the actual services provided by physicians under these agreements.

Colleagues must ensure that any other payment to, or for the benefit of, a Medical Director or other actual or potential referral source for services other than the services provided under an approved Medical Director or Physician Advisory Agreement is approved in advance by the Legal Department.

Fraud, Waste and Abuse

As a supplier of services that supports Medicare and Medicaid benefits, Healthways has zero tolerance for any activity that constitutes fraud, waste or abuse. The detection, correction and prevention of fraud, waste and abuse are critical to maintaining legal compliance, as well as positive relationships with our customers.

The following are definitions of fraud, waste and abuse:

Fraud means an intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit to himself or herself or some other person. It includes any act that constitutes fraud under applicable federal or state law. The most common type of fraud involves a false statement, misrepresentation or deliberate omission that is necessary to the determination of payment for Medicare or Medicaid benefits. For example, charging, intentionally, a health plan customer for member visits to a SilverSneakers® participating location when the member did not in fact visit the location could be considered fraud depending on the circumstances.

Waste means to use up health care benefits or spend health care dollars with no real need.

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Abuse means practices that are inconsistent with sound fiscal, business or treatment practices and result in unnecessary cost to the health care system, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for care.

Healthways is committed to ensuring compliance with all federal and state laws and regulations governing fraud, waste and abuse, and suspected violations should be reported immediately. If you have questions or need additional guidance, please contact the Legal Department.

Conflicts of Interest

Colleagues must always act in the best interests of Healthways' stockholders when performing our jobs. A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of Healthways. Conflicts of interest can also arise when you, a friend or a member of your family take action or have interests that may impair your ability to perform your duties at Healthways.

There are laws that specifically apply to conflicts of interest where an officer or director is involved. These situations require special consideration and the Legal Department should be consulted. Although we cannot list every conceivable conflict, set forth below are some common examples that illustrate actual or apparent conflicts of interest that should be avoided.

Improper Personal Benefits from Healthways

Conflicts of interest arise when colleagues, friends or family members receive improper personal benefits as a result of their relationship or ties to Healthways. Colleagues may not accept any benefits from Healthways that have not been duly authorized and approved pursuant to our policies and procedures.

In all dealings with friends or family who are employed by, or have ownership interests in, customers or suppliers of Healthways, colleagues must not let their personal relationships affect, or appear to affect, their ability to act in the best interests of Healthways.

Corporate Opportunities

Colleagues who learn of a business or investment opportunity through the use of corporate property or information or their position at Healthways, these opportunities must be brought to the attention of the CEO or the ERMC. This includes opportunities from a competitor or actual or potential supplier or business associate of Healthways, as well as a principal, officer, director or colleague of any of these parties. Regardless of whether Healthways is interested in the opportunity, colleagues may not participate in the opportunity or invest in it without the prior written consent of the ERMC. Additionally, colleagues may not participate in a joint venture, partnership or other business arrangement with the Company while employed by it.

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Financial Interests

Neither colleagues nor their immediate family may have any financial interest in an outside business which competes with or provides products or services to Healthways which could conflict or appear to conflict with their ability to carry out the responsibilities of their duties in the best interests of the Company. An investment of $25,000 or less in a company that provides products or services to or is a competitor of Healthways will not be considered a conflict of interest.  Prior written approval of the ERMC must be obtained prior to investing more than
$25,000 in a company that provides services to or is a competitor of Healthways (excluding investments in mutual funds or exchange-traded securities).

Business Courtesies

Colleagues may not accept business courtesies, including gifts, payments, special consideration or discounts, of more than a nominal value (defined as greater than $50.00), nor may they accept extravagant entertainment from any customers, suppliers or business partners without prior written approval from the ERMC. This rule also applies to matters of value offered or provided to the immediate family of colleagues.

Outside Employment and Associations

No colleague whether full-time, part-time or PRN (as needed), may be employed by or receive compensation from Healthways' competitors or potential competitors, vendors, suppliers, physicians, or other health care entities. Each colleague must provide a list of all anticipated or existing employment or associations with a supplier, vendor, competitor or potential competitor, customer, physician or other health care provider for approval by the Senior Vice President of Human Resources.

Colleagues may hold jobs outside the scope of their employment with Healthways provided that it does not interfere with their responsibilities and obligations to Healthways. Employment, consulting or membership on boards of directors (or similar governing bodies) may not be accepted if their involvement could impair or conflict (or appear to impair or conflict) with their ability to carry out their job duties in the best interests of Healthways.

In addition, colleagues may devote reasonable periods of time to charitable and community activities and industry or professional activities, so long as such activities do not interfere with their responsibilities with Healthways. However, in no event may an officer be employed by or provide consulting services for any person or entity other than Healthways or serve on the board of directors of any public or private company without the prior written consent of the CEO (or the Nominating and Corporate Governance Committee in the case of the CEO).

Working with Governments and Dealings with Foreign Countries

Each country or market outside the United States has unique legal requirements that control the manner in which Healthways operates its business in those jurisdictions. Colleagues who work in a market outside the United States are responsible for learning about and abiding by such laws

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and the Healthways Foreign Anti-Corruption Program. Colleagues are required to contact the Legal Department in advance of initiating contacts in new foreign markets so that local counsel may be consulted, if appropriate. Colleagues may not participate in any transaction that could potentially violate any international laws or regulations. The Legal Department should be consulted for guidance on appropriate actions.

Following is a summary of certain laws that may affect Healthways' business. You are encouraged to contact the Legal Department with any questions about these or any other laws affecting Healthways' international business operations and operations with governments.

Political Contributions

Healthways encourages colleagues to participate in the political process and respects their right to participate or not participate as they wish. However, the laws that govern business activity frequently prohibit corporations from making political contributions. Thus, colleague contributions to a candidate for elected office or a political party must not be, or appear to be, made with or reimbursed by Healthways' funds or assets. Similarly, colleagues may not devote work time to any campaign for a candidate or political party, nor permit any campaign or candidate to use any Company facility or property. No employee should make another colleague feel compelled or pressured to work for or on behalf of, or make contributions to, any legislation, candidate, political party or action committee, or to cast his or her vote in a particular manner.

Anti-Bribery

Bribery is prohibited. Many countries, including the United States, have laws prohibiting the bribery of government officials that carry significant individual and corporate penalties, including imprisonment. Examples of bribes include payments to government officials to encourage a decision to award or continue business relations, to influence the outcome of a government audit or inspection, or to influence tax or other legislation. Other payments to government officials also may constitute bribes in some jurisdictions.

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Type of Government Official	Example
Official or employee of any national, regional, local or other government entity	A customs inspector, police officer or government minister; also, foreign licensing and regulatory authorities are almost always foreign officials
Elected official	A mayor, legislator or council member
Officer or employee of a government-owned or controlled company	Health care providers, hospital employees and health insurance employees
Private person acting temporarily in an official capacity for or on behalf of any government entity	A government consultant acting under government authority
Candidate for political or elected government office	A candidate for the local legislature
Political party or party official	The head of the local party
Officer, employee or representative of a public international organization	An employee of the World Bank, the Inter-American Development Bank or the United Nations

Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act ("FCPA") is a criminal law that prohibits direct and indirect payments and other transactions with foreign officials to influence the performance of official duties or to obtain or retain business.

The FCPA prohibits providing anything of value to foreign officials for the purpose of obtaining or retaining business. Additionally, the FCPA requires Healthways to keep accurate and complete records of its transactions, and to design and maintain internal controls over the use of Healthways' funds and assets.

The phrases "anything of value" and "obtain or retain business" are defined very broadly. For example, "anything of value" may include meals, gifts, entertainment, travel and charitable donations to a foreign official. "Obtain or retain business" may include any activity that could benefit Healthways. Colleagues should keep in mind that Healthways can be held responsible for the FCPA violations of its agents, consultants, shareholders and third-party representatives acting on behalf of Healthways.

The penalties for FCPA violations can be severe and can include felony criminal convictions. Healthways can be fined heavily for violations, and the individuals involved can suffer heavy fines and imprisonment.

It is the policy of Healthways to comply with both the letter and the spirit of the FCPA, as well as the anti-corruption laws of other countries. In countries where common customs and practices might indicate acceptance of standards of conduct different from those to which Healthways subscribes, we must continue to follow the Company's more stringent Code and policies. Healthways expects all colleagues and third-party agents who are involved in or support

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international business activities, including those who are employed by or support Healthways' international operations, to read, understand and comply with the Healthways' Foreign Anti- Corruption Program.

If you have questions or would like more information about the FCPA or Healthways' Foreign Anti-Corruption Program, please contact the Legal Department.

Anti-Boycott Laws

Anti-boycott laws restrict or prohibit U.S. companies and non-U.S. business concerns controlled by U.S. companies from participating in certain aspects of one country's boycott of another country, company or individual. Certain activities that advance or involve participation in boycott-type activities may be restricted or prohibited by law, and may be accompanied by heavy civil penalties and jail sentences.  Some examples include:

•	Furnishing information about activities in or with boycotted countries;

•
Refusing to do business, or agreeing to refuse to do business, with or in a boycotted country, with any business concern organized under the laws of a boycotted country, with any foreign national or resident of a boycotted country or with any person who has dealt with a boycotted person or country when such refusal is pursuant to an unsanctioned foreign boycott.

It is imperative that colleagues understand and follow these laws when pursuing international business opportunities. We must comply at all times with both the literal requirements and the spirit of these laws.

Colleagues may not take any action responsive to any request or requirement of compliance with a foreign boycott that is not sanctioned by the U.S. government. Further, it is Healthways' policy that all requests for compliance of such a boycott be reported to the Legal Department for further reporting to the U.S. Department of Treasury. Colleagues must also report any matter which involves or might involve, directly or indirectly, an illegal boycott.

U.S. Trade Sanction and Export Control Laws

The U.S. government has established a comprehensive system of trade sanctions and export control laws that regulate the worldwide transfer of U.S.-origin goods, technology and services to non-U.S. persons. In essence, these laws restrict U.S. companies and persons from being involved in international trade with prohibited countries and parties. U.S. trade sanctions also strictly prohibit or limit commercial trade and most other dealings (even non-commercial) with specific sanctioned countries, primarily those that support terrorism.

In certain limited circumstances, a company may provide goods or services to a sanctioned country if it obtains a proper license. Most consumer services do not require a license to export to any countries other than specifically sanctioned destinations. However, new business activities must undergo legal review for compliance with U.S. government licensing requirements. For more information about license exports and/or sanctioned countries, you should contact the Legal Department.

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Because U.S. trade controls protect national security and other vital U.S. interests, penalties for even unintentional violations may be severe, and include millions of dollars in fines and imprisonment and seizure of goods and assets. Other consequences may include harm to the Company's business reputation, and exposure to government audits. In addition, violations may lead to disciplinary action by Healthways, up to and including termination of employment. Before proceeding with any transaction involving a sanctioned country or prohibited party, contact the Legal Department for guidance.

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Healthways Code of Business Conduct August 2013

Acknowledgement

All colleagues must electronically sign (via iLearn) an acknowledgement form confirming that they have read the Code of Business Conduct and agree to abide by its provisions, and are required to make similar acknowledgements on an annual basis. Failure to read the Code or sign the acknowledgement form does not excuse a colleague from compliance with the Code.

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Healthways Code of Business Conduct August 2013